Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the common stock, par value $0.0001 of Foxx Development Holdings Inc., a Delaware corporation whose principal place of business is in Irvine, California shall be filed on behalf of the undersigned.

October 7, 2024

BR Technologies Pte. Ltd.

By:	/s/ Baoman Xu	/s/ Baoman Xu
Name:	Baoman Xu	Baoman Xu
Title:	Director